Exhibit 99.1

News
CapitalSource Inc.

4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815

FOR IMMEDIATE RELEASE

For information contact:
Investor Relations:	Media Relations:
Dennis Oakes	Michael E. Weiss
Senior Vice President — Investor Relations	Director of Communications
(212) 321-7212	(301) 841-2918
CAPITALSOURCE REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS
•	Pretax Profitability and Significant Margin Expansion at CapitalSource Bank in the Quarter

•	Healthcare Net Lease Asset Sales and HUD Financing Enhance Parent Liquidity

•	$70 Million Net Increase in Allowance for Loan Losses in the Quarter

•	Cumulative Loss Assumptions in Legacy Portfolio Reconfirmed

•	Mortgage Related Receivables Sold

•	2010 Quarterly Loan Originations Projected at $250-$350 Million
Chevy Chase, Md., February 25, 2010 — CapitalSource Inc. (NYSE: CSE) today announced financial results for the fourth quarter and full year 2009. Net loss for the quarter was $244 million, or $0.76 per diluted share, compared to a net loss of $274 million, or $0.87 per diluted share in the prior quarter and a net loss of $301 million, or $1.08 per diluted share in the fourth quarter of 2008. Net loss for the full year 2009 was $869 million or $2.84 per diluted share, compared to a net loss of $220 million or $0.88 per diluted share for the prior year.
“2009 was a transition year for CapitalSource, during which we successfully addressed several significant challenges and opportunities. Over the past four quarters we substantially strengthened our balance sheet by selling some of our healthcare net lease assets, paying down and extending our credit facilities and redeeming a convertible debt issue. We also completed our first full year of operations at CapitalSource Bank, while taking several steps to improve its profitability,” said John K. Delaney, CapitalSource Executive Chairman. “Our results this quarter were largely driven by the reserves added to our allowance for loan losses, principally related to the legacy loan portfolio. Those reserves reflect, from an accounting perspective, the inherent loss content in that portfolio we have spoken about for the past few quarters and in that regard they are consistent with our expectations. As we look ahead to 2010, however, we believe we are nearing the point where our provisions will return to pre-crisis levels which will lead to consolidated profitability,” added Delaney.
“Profitability fundamentals improved at CapitalSource Bank throughout 2009. We saw significant margin expansion this quarter, as our cost of deposits declined and lower yielding assets were redeployed into new loans made at attractive spreads,” commented Steven A. Museles, CapitalSource Co-CEO. “A pretax profit in the fourth quarter, despite a $49 million loan loss provision, is a strong indication of growing profitability at CapitalSource Bank. During 2010 we are expecting some additional margin expansion and the decline of loan loss provisions related to the legacy loans purchased from the Parent Company in connection with the Bank’s initial formation in 2008,” added Museles.
“After a thorough review of our existing lending platforms, current market conditions and the competitive landscape, we are confident of our ability to increase new funded loan production in 2010 to a range of $250-$350 million per quarter, 25-50% higher than our 2009 production levels,” commented James J. Pieczynski, CapitalSource Co-CEO. “The CapitalSource national asset generation platform has been central to our strength since the Company was founded and remains the heart of our story going forward. We will focus our efforts this year on historic areas of strength such as healthcare, lender finance and security while significantly expanding our presence in equipment finance,” added Pieczynski.
“The closing of step 1 of the sale of our healthcare net lease assets to Omega Healthcare Investors, Inc. and the closing of HUD financing on certain other healthcare net lease assets added meaningfully to liquidity and facilitated commitment reduction and debt repayment on our syndicated bank facility of $225 million in the quarter. On the credit front, the net increase in reserves in the fourth quarter is consistent with our long-term view of the cumulative losses we expect from the legacy portfolio,” noted Donald F. Cole, CapitalSource CFO. “We remain comfortable with our cumulative loss assumptions and expect to reach an inflection point during 2010, when reserving for future losses in our legacy loan portfolio is largely completed,” concluded Cole.
Revised Metrics
•	In a continued effort to conform more to a banking industry presentation, certain amounts in financial statements from prior periods have been reclassified to conform to the current period presentation. The reclassifications impact interest, fee and other income in our consolidated statements of operations, and also have a related impact on certain operating metrics. In addition, all applicable ratios have been recast for prior periods to reflect metrics based on consolidated continuing operations.
CapitalSource Bank Segment
•	Commercial loans and loans held for sale increased $74 million from the prior quarter to $3.1 billion. There were approximately $299 million in new loan commitments closed at CapitalSource Bank during the quarter, of which $213 million funded at closing and the remaining $86 million are unfunded commitments. CapitalSource Bank closed $1.1 billion in new loan commitments during 2009, of which $806 million funded at closing. The yield on the commercial loan portfolio was 7.68% for the quarter, an increase of 28 basis points from the prior quarter.
•	The “A” Participation Interest, net was $531 million at the end of the quarter, reflecting principal repayments of $193 million, partially offset by discount accretion of $9 million. Our position remains significantly over-collateralized by the total underlying collateral pool. At the end of the quarter, the “A” Participation Interest represented 16% of the total $3.3 billion in underlying loan and property balances, a decrease from 20% at the end of the prior quarter. Under the “A” Participation Interest structure, we receive 70% of all principal collections on the underlying loans and properties. Management expects the “A” Participation Interest to be fully repaid in 2010.
•	Cash and cash equivalents, including restricted cash totaled $822 million at the end of the quarter, an increase from $801 million at the end of the prior quarter.

•	Investment securities, available-for-sale, which consist primarily of investments in Agency callable notes and Agency and Non-Agency MBS, were $902 million at the end of the quarter, an increase from $701 million at the end of the prior quarter.

•	Investment securities, held-to-maturity decreased $8 million during the quarter to $242 million due to principal payments on CMBS, partially offset by discount accretion. CapitalSource Bank focuses on the most senior AAA-rated CMBS tranches with substantial credit support, including cash defeasance.

•	Deposits were $4.5 billion at the end of the quarter, an increase of $93 million, or 2%, from the prior quarter. The average rate on new and renewed certificates of deposit was 1.44% for the quarter, compared to 1.47% for the prior quarter. At quarter end, the weighted average interest rate on deposits was 1.56%, a decrease of 29 basis points from the prior quarter end and a decrease of 186 basis points from the prior year end.

•	Interest income was $84 million for the quarter, an increase of $7 million from the prior quarter, primarily due to the increased yield on loans and higher discount accretion on the “A” Participation Interest.

•	Net finance margin for the quarter was 4.66% compared to 3.94% in the prior quarter, primarily due to higher asset yields and lower cost of funds.

•	Yield on average interest earning assets was 6.04% for the quarter, an increase of 42 basis points from the prior quarter primarily due to higher yields on the commercial loan portfolio and higher discount accretion on the “A” Participation Interest. Yield on average interest earnings assets, excluding the “A” Participation Interest, increased to 5.84% for the quarter from 5.68% in the prior quarter.

•	Cost of interest-bearing liabilities, which includes deposits and FHLB borrowings, was 1.67% for the quarter compared to 2.01% for the prior quarter. The average cost of deposits was 1.66% for the quarter, a decrease of 36 basis points from the prior quarter due to re-pricing higher rate maturing certificates of deposit and continued reductions in deposit rates offered. The average cost of FHLB borrowings was 1.79% during the quarter, compared to 1.84% for the prior quarter.

•	Non-interest income was $9 million for the quarter, an increase of $2 million from the prior quarter. Non-interest income consisted of $6 million loan servicing fee income earned by servicing loans for the Parent Company and $3 million of gain on sales of loans. The increase from the prior quarter was primarily due to a gain from sales of loans, partially offset by a decrease in loan servicing fee income.

•	Total operating expenses were $25 million which was consistent with the prior quarter. During the current quarter, $5 million of loan sourcing expense was paid to the Parent Company consistent with the prior quarter. Operating expenses as a percentage of average total assets were 1.77%, a decrease of 2 basis points from the prior quarter.

•	Total Risk-Based Capital Ratio was 17.47% at the end of the quarter compared to 16.75% at the end of the prior quarter.

•	Tier 1 Leverage Ratio at the end of the quarter was 12.80% compared to 12.52% at the end of the prior quarter.

•	Tangible Common Equity to Tangible Assets at the end of the quarter was 12.63% compared to 12.71% at the end of the prior quarter.
Other Commercial Finance Segment
•	Total commercial loans and loans held for sale, were $5.2 billion at the end of the quarter, a decrease from $5.7 billion at the end of the prior quarter, primarily due to loan repayments, loans charged-off and loan foreclosures. Loan yield was 7.37% for the quarter, a decrease of 37 basis points from the prior quarter.

•	Cash and cash equivalents were $416 million at the end of the quarter, an increase from $302 million at the end of the prior quarter, primarily due to the sale of 82 healthcare net lease facilities to Omega Healthcare Investors, Inc. (“Omega”) and another buyer coupled with the closing of HUD mortgages on properties to be sold in step 2 of the transaction with Omega.

•	Restricted cash was $107 million at the end of the quarter, a decrease from $137 million at the end of the prior quarter.

•	Interest income was $118 million for the quarter, a decrease of $17 million from the prior quarter, primarily due to the decrease in commercial loans, and an increase in non-accrual loans. Excluding the legacy residential mortgage investment portfolio, interest income was $103 million for the quarter compared to $117 million in the prior quarter.

•	Yield on average interest-earning assets was 6.73% for the quarter, a decrease of 17 basis points from the prior quarter, primarily due to an increase in the loans on non-accrual and the sale of the mortgage related receivables. Excluding the legacy residential mortgage investment portfolio, the yield on average interest-earnings assets was 7.22% for the quarter compared to 7.56% in the prior quarter.

•	Cost of funds was 4.78% for the quarter, an increase of 21 basis points from the prior quarter primarily due to the acceleration of deferred finance fees as credit facility balances were repaid. Borrowing spread to average one-month LIBOR increased 24 basis points to 4.54%.

•	Total operating expenses were $58 million in the quarter, an increase from $49 million in the prior quarter primarily due to an increase in compensation and benefits for severance payments related to management changes and loan related credit and workout expenses, partially offset by a decrease in other professional fees. Operating expenses as a percentage of average total assets were 3.05% for the quarter, an increase of 76 basis points from the prior quarter.
Healthcare Net Lease Segment
•	Discontinued Operations On November 17, 2009, we announced the execution of an agreement to sell certain direct real estate investments (143 properties) to Omega and on November 30, 2009 we closed on the sale of 37 other properties included in our Healthcare Net Lease segment. On December 22,

2009, we closed on the 40 properties sold to Omega (“step 1”), and we anticipate closing on the sale of a second group of 40 properties to Omega during 2010 (“step 2”). Accordingly, the financial position and results of operations of these direct real estate investments sold or expected to be sold have been removed from the line items and separately presented as “discontinued operations” in the financial statements. Our 63 properties that are subject to Omega’s option to purchase prior to December 31, 2011 (“step 3”) are not included in discontinued operations and are still shown in continuing operations.

•	Direct real estate investments, net were $336 million at the end of the quarter, a decrease of $3 million from the prior quarter, primarily due to depreciation.

•	Operating lease income was $9 million, a decrease of $0.1 million from the prior quarter.
Consolidated Metrics
Assets
•	Total commercial lending assets (including loans, loans held for sale and the “A” Participation Interest) were $8.9 billion at the end of the quarter compared to $9.4 billion at the end of the prior quarter. The decrease was primarily due to the net reduction in the “A” Participation Interest, loan foreclosures, loan repayments and charge-offs, partially offset by new loans closed.
Credit
•	Loans on non-accrual were $1.1 billion at the end of the quarter, an increase from $994 million at the end of the prior quarter. As a percentage of commercial lending assets, non-accruals were 12.06% compared to 10.58% at the end of the prior quarter. Of the non-accruals at the Parent Company, $468 million were current. Non-accruals at CapitalSource Bank were $172 million at the end of the quarter, a decrease from $184 million at the end of the prior quarter. As a percentage of core loans in CapitalSource Bank (“core loans” excludes the “A” Participation Interest), non-accruals were 5.60%. Of the non-accruals at the Bank, $61 million were current.
•	Loans 30-89 days delinquent were $276 million at the end of the quarter, an increase from $132 million at the end of the prior quarter, primarily due to troubled commercial real estate loans that have matured and remain delinquent. As a percentage of commercial lending assets, loans 30-89 days delinquent were 3.12% compared to 1.40% at the end of the prior quarter. As a percentage of core loans in CapitalSource Bank, loans 30-89 days delinquent were 0.92%. CapitalSource Bank had four loans totaling $28 million that were 30-89 days delinquent at the end of the quarter compared to three loans totaling $38 million that were 30-89 days delinquent at the end of the prior quarter.
•	Loans 90 or more days delinquent were $425 million at the end of the quarter, an increase from $396 million at the end of the prior quarter. As a percentage of commercial lending assets, loans 90 or more days delinquent were 4.80% compared to 4.21% at the end of the prior quarter. As a percentage of core loans in CapitalSource Bank, loans 90 or more days delinquent were 3.34%. CapitalSource Bank had five loans totaling $103 million that were 90 or more days delinquent at the end of the quarter compared to three loans totaling $13 million at the end of the prior quarter.
•	Net commercial charge-offs were $191 million, an increase of $56 million from the prior quarter. As a percentage of average commercial lending assets, net commercial charge-offs for the 12 months ended December 31, 2009, were 6.16%. CapitalSource Bank had $24 million in charge-offs in the quarter compared to $13 million in the prior quarter. As a percentage of average core loans in CapitalSource Bank, net charge-offs for the 12 months ended December 31, 2009 were 3.98%.
•	Provision for commercial loan losses was $261 million for the quarter, an increase of $57 million from the prior quarter. The provision for commercial loan losses at CapitalSource Bank was $49 million for the quarter, compared to $48 million in the prior quarter.

•	Allowance for loan losses was $587 million at the end of the quarter, a net increase of $70 million from the prior quarter. As a percentage of commercial lending assets, the allowance for loan losses was 6.63% compared to 5.51% at the end of the prior quarter. The allowance for loan losses at CapitalSource Bank increased from $127 million at the end of the prior quarter to $153 million at the end of the current quarter, or 4.96% of core loans.
Other Income/(Expense)
•	Loss on investments, net was $1 million for the quarter primarily due to write-downs on certain cost-based investments, partially offset by dividends received. Loss on investments was $8 million in the prior quarter.

•	Loss on derivatives, net was $1 million for the quarter primarily due to net interest expense and net realized losses, partially offset by unrealized gains. Loss on derivatives, net was $10 million in the prior quarter.

•	Gain on extinguishment of debt was $1 million for the quarter compared to $11 million in the prior quarter.

•	Other expense, net was $8 million for the quarter primarily due to net losses related to the sale of certain healthcare facilities and REO, partially offset by gains related to the sale of other healthcare facilities and a gain on the sale of the mortgage related receivables. Other expense, net was $4 million in the prior quarter.
Income Taxes
•	The valuation allowance related to our deferred tax assets increased to approximately $362 million at quarter end compared to $286 million at the end of the prior quarter due to losses reported in the quarter. The net deferred tax asset at quarter end, after subtracting the valuation allowance, was $107 million. The valuation allowance is a non-cash accounting charge that will exist until there is sufficient positive evidence to support its reduction or reversal. Such evidence would include a period of positive pre-tax income for those entities for which an allowance has been established.

•	Income tax expense in the quarter of $5 million was primarily the result of CapitalSource Bank producing taxable income for the year and the establishment of a valuation allowance at a subsidiary that incurred operating losses.
Book Value
•	Book Value per share was $6.76 at the end of the quarter, a decrease from $7.51 at the end of the prior quarter, primarily due to the current quarter loss. Total shareholders’ equity was $2.2 billion at the end of the quarter, a decrease of $244 million from the prior quarter primarily due to the current quarter loss and the dividend payment of $0.01 per share made to shareholders during the quarter.

•	Tangible Book Value per share at the end of the quarter was $6.18 compared to $6.93 at the end of prior quarter, primarily due to the current quarter loss. Tangible equity was $2.0 billion at the end of the quarter, a decrease of $243 million from the prior quarter.
Share Count
•	Average diluted shares outstanding were 320.1 million shares for the quarter, compared to 315.6 million shares for the prior quarter, primarily due to the full quarter effect of the equity issuance completed in July. Total outstanding shares at December 31, 2009 were 323.0 million.
Dividends
•	A quarterly cash dividend of $0.01 per common share was paid on December 31, 2009 to common shareholders of record on December 16, 2009.
A conference call to discuss the results will be hosted on Thursday, February 25, 2010 at 8:30 a.m. EST. Analysts and investors interested in participating are invited to call (866) 843-0890 from within the United States or (412) 317-9250 from outside the United States, with passcode 8576523. A webcast of the call will be available on the Investor Relations section of the CapitalSource web site at http://www.capitalsource.com.
A telephonic replay will also be available from approximately 12 noon EST February 25, 2010 through March 4, 2010. Please call (877) 344-7529 from the United States or (412) 317-0088 from outside the United States with passcode 437836. An audio replay will also be available on the Investor Relations section of the CapitalSource website.
A transcript of the earnings conference call will also be posted to the Investor Relations section of the CapitalSource website on February 25, 2010.
A slide presentation that may be referred to on the conference call will be posted to the Investor Relations homepage of the CapitalSource website prior to the call at the following address: http://www.capitalsource.com/investor_relations.
About CapitalSource
CapitalSource Inc. (NYSE: CSE) is a commercial lender that provides financial products to middle market businesses and offers depository products and services in southern and central California through its wholly owned subsidiary CapitalSource Bank. As of December 31, 2009, CapitalSource had total commercial assets of $9.2 billion and $4.5 billion in deposits. The Company is headquartered in Chevy Chase, MD. Visit www.capitalsource.com for more information.
Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, goals, and projections and including statements about growing our business and our assets, increased loan production levels and focus areas, expanding loan product lines, managing our legacy portfolio, the impact of the U.S. economy on our business, our portfolio’s credit trends, expected losses, costs and provisions and their impact on our financial results, our delinquent, impaired and non-accrual loans and troubled debt restructurings as well as our charge offs, reserves and delinquencies, our expectations regarding future credit performance, charge-offs, loss assumptions and provisions for loan losses, our expectations regarding profitability and margins, our outlook, projections and strategies, including regarding asset origination and credit, the performance, security and payment of the “A” Participation Interest, and our valuation allowance against a portion of our deferred tax assets, our Omega transaction with respect to our healthcare net lease portfolio, timing and implications of future closings under this transaction and our anticipated cash proceeds therefrom, and our discontinued operations all of which are subject to numerous assumptions, risks, and uncertainties. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “assume,” “intend,” “believe,” “expect,” “estimate,” “plan,” “goal,” “will,” “outlook,” “continue,” “look forward,” “should,” and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements (including statements regarding future financial and operating results and future transactions and their results) involve risks, uncertainties and contingencies, many of which are beyond our control which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. Actual results could differ materially from those contained or implied by such statements for a variety of factors, including without limitation: changes in economic or market conditions or investment or lending opportunities; continued or worsening recession in the overall economy or disruptions in credit and other markets; movements in interest rates and lending spreads; continued or worsening credit losses, charge-offs, reserves and delinquencies; our ability to successfully and cost effectively operate our business, including CapitalSource Bank; our ability to successfully grow deposits and commercial loan assets or deploy capital in favorable lending transactions; competitive and other market pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; changes in tax laws or regulations affecting our business; the Omega transactions involving our net lease portfolio may not be completed on the proposed terms and schedule or at all; the ability of the parties to satisfy the various conditions to the completion of the proposed transactions; obtaining government approval of the proposed transactions, if applicable; potential adjustments to the form and amount of consideration payable in the planned transactions; our ability to generate the expected cash proceeds from those transactions; and other factors described in CapitalSource’s 2008 Annual Report on Form 10-K and documents subsequently filed by CapitalSource with the Securities and Exchange Commission. All forward-looking statements included in this news release are based on information available at the time of the release. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

CapitalSource Fourth Quarter 2009 — Financial Supplement
Table of Contents

Consolidated Balance Sheets	10

Consolidated Statements of Operations	11

Segment Data	12-13

Selected Financial Data	14-15

Credit Quality Data	16

CapitalSource Inc.
Consolidated Balance Sheets
($ in thousands)

	December 31,	December 31,
	2009	2008
	(Unaudited)

ASSETS
Cash and cash equivalents	$1,172,785	$1,335,916
Restricted cash	172,765	404,019
Investment securities:
Available-for-sale, at fair value	960,591	679,551
Held-to-maturity, at amortized cost	242,078	14,389

Total investment securities	1,202,669	693,940
Mortgage-backed securities pledged, trading	—	1,489,291
Mortgage-related receivables, net	—	1,801,535
Commercial real estate “A” participation interest, net	530,560	1,396,611
Loans:
Loans held for sale	670	8,543
Loans held for investment	8,321,160	9,447,249
Less deferred loan fees and discounts	(146,329)	(174,317)
Less allowance for loan losses	(586,696)	(423,844)

Loans held for investment, net	7,588,135	8,849,088

Total loans	7,588,805	8,857,631
Interest receivable	33,949	67,018
Direct real estate investments, net	336,007	346,167
Other investments	96,517	127,746
Goodwill	173,135	173,135
Other assets	679,209	1,040,157
Assets of discontinued operations, held for sale	260,541	686,466

Total assets	$12,246,942	$18,419,632

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$4,483,879	$5,043,695
Repurchase agreements	—	1,595,750
Credit facilities	542,781	1,445,062
Term debt	2,956,536	5,338,456
Other borrowings	1,466,834	1,493,243
Other liabilities	390,504	542,533
Liabilities of discontinued operations	223,149	130,173

Total liabilities	10,063,683	15,588,912

Shareholders’ equity:
Preferred stock (50,000,000 shares authorized; no shares outstanding)	—	—
Common stock ($0.01 par value, 1,200,000,000 shares authorized; 323,042,613 and 282,804,211 shares issued and shares outstanding, respectively)	3,230	2,828
Additional paid-in capital	3,909,364	3,686,765
Accumulated deficit	(1,748,822)	(868,425)
Accumulated other comprehensive income, net	19,361	9,095

Total CapitalSource Inc. shareholders’ equity	2,183,133	2,830,263
Noncontrolling interests	126	457

Total shareholders’ equity	2,183,259	2,830,720

Total liabilities and shareholders’ equity	$12,246,942	$18,419,632

CapitalSource Inc.
Consolidated Statements of Operations
($ in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31,	September 30	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008
	(Unaudited)			(Unaudited)
Net investment income:
Interest income:
Loans	$181,693	$191,928	$258,072	$796,976	$1,037,561
Investment securities	13,516	13,421	26,606	60,959	138,102
Other	870	1,126	6,716	4,651	23,866

Total interest income	196,079	206,475	291,394	862,586	1,199,529
Fee income	6,041	5,176	7,114	22,884	33,099

Total interest and fee income	202,120	211,651	298,508	885,470	1,232,628
Operating lease income	8,526	8,425	8,474	33,985	31,896

Total investment income	210,646	220,076	306,982	919,455	1,264,524
Interest expense:
Deposits	18,410	22,674	44,067	109,430	76,245
Borrowings	76,114	81,328	130,153	328,283	617,112

Total interest expense	94,524	104,002	174,220	437,713	693,357

Net investment income	116,122	116,074	132,762	481,742	571,167
Provision for loan losses	265,487	221,385	445,452	845,986	593,046

Net investment loss after provision for loan losses	(149,365)	(105,311)	(312,690)	(364,244)	(21,879)

Operating expenses:
Compensation and benefits	40,423	29,339	44,331	139,607	143,401
Depreciation of direct real estate investments	2,540	2,540	2,540	10,160	10,110
Professional fees	12,529	15,212	22,816	57,072	52,578
Other administrative expenses	22,949	19,862	15,169	81,029	58,947

Total operating expenses	78,441	66,953	84,856	287,868	265,036

Other expense:
Loss on investments, net	(1,158)	(8,472)	(39,566)	(30,724)	(73,569)
Loss on derivatives	(738)	(10,298)	(20,728)	(13,055)	(41,082)
(Loss) gain on residential mortgage investment portfolio	—	(3)	(29,506)	15,308	(102,779)
Gain (loss) on extinguishment of debt	577	11,472	(23,926)	(40,514)	58,856
Other expense, net	(7,975)	(3,839)	(30,654)	(36,900)	(5,185)

Total other expense	(9,294)	(11,140)	(144,380)	(105,885)	(163,759)

Net loss from continuing operations before income taxes	(237,100)	(183,404)	(541,926)	(757,997)	(450,674)
Income tax expense (benefit)	5,125	97,089	(229,965)	136,314	(190,583)

Net loss from continuing operations	(242,225)	(280,493)	(311,961)	(894,311)	(260,091)
Net income from discontinued operations, net of taxes	8,518	6,257	10,831	33,335	41,310
Net (loss) income from sale of discontinued operations, net of taxes	(10,215)	—	—	(8,071)	104

Net loss	(243,922)	(274,236)	(301,130)	(869,047)	(218,677)
Net income (loss) attributable to noncontrolling interests (includes income related to discontinued operations of $1.6 million for the year ended December 31, 2008)	—	10	(54)	(28)	1,426

Net loss attributable to CapitalSource Inc.	(243,922)	(274,246)	(301,076)	(869,019)	(220,103)

Basic (loss) income per share:
From continuing operations	$(0.76)	$(0.89)	$(1.13)	$(2.92)	$(1.04)
From discontinued operations	$(0.01)	$0.02	$0.04	$0.08	$0.16
Attributable to CapitalSource Inc.	$(0.76)	$(0.87)	$(1.08)	$(2.84)	$(0.88)
Diluted (loss) income per share:
From continuing operations	$(0.76)	$(0.89)	$(1.13)	$(2.92)	$(1.04)
From discontinued operations	$(0.01)	$0.02	$0.04	$0.08	$0.16
Attributable to CapitalSource Inc.	$(0.76)	$(0.87)	$(1.08)	$(2.84)	$(0.88)
Average shares outstanding:
Basic	320,050,373	315,604,434	277,179,051	306,417,394	251,213,699
Diluted	320,050,373	315,604,434	277,179,051	306,417,394	251,213,699

Dividends declared per share	$0.01	$0.01	$0.05	$0.04	$1.30

CapitalSource Inc.
Segment Data
(Unaudited)
($ in thousands)

	Three Months Ended December 31, 2009
		OTHER
	CAPITALSOURCE	COMMERCIAL	HEALTHCARE NET	INTERCOMPANY
Net investment income:	BANK	FINANCE	LEASE	ELIMINATIONS	CONSOLIDATED
Interest income	$83,698	$118,141	$161	$(5,921)	$196,079
Fee income	1,412	4,629	—	—	6,041

Total interest and fee income	85,110	122,770	161	(5,921)	202,120
Operating lease income	—	—	8,526	—	8,526

Total investment income	85,110	122,770	8,687	(5,921)	210,646
Interest expense	19,427	73,455	5,819	(4,177)	94,524

Net investment income	65,683	49,315	2,868	(1,744)	116,122
Provision for loan losses	49,469	216,018	—	—	265,487

Net investment income (loss) after provision for loan losses	16,214	(166,703)	2,868	(1,744)	(149,365)

Compensation and benefits	11,147	28,735	541	—	40,423
Depreciation of direct real estate investments	—	—	2,540	—	2,540
Professional fees	733	11,790	6	—	12,529
Other operating expenses	13,287	17,164	1,324	(8,826)	22,949

Total operating expenses	25,167	57,689	4,411	(8,826)	78,441

Total other income (expense)	9,472	(5,973)	(1,018)	(11,775)	(9,294)

Net income (loss) from continuing operations before income taxes	519	(230,365)	(2,561)	(4,693)	(237,100)
Income tax (benefit) expense	(14,869)	18,314	1,680	—	5,125

Net income (loss) from continuing operations	15,388	(248,679)	(4,241)	(4,693)	(242,225)
Net income from discontinued operations, net of taxes	—	—	8,518	—	8,518
Net loss from sale of discontinued operations, net of taxes	—	—	(10,215)	—	(10,215)

Net income (loss) attributable to CapitalSource Inc	$15,388	$(248,679)	$(5,938)	$(4,693)	$(243,922)

	Three Months Ended September 30, 2009
		OTHER
	CAPITALSOURCE	COMMERCIAL	HEALTHCARE NET	INTERCOMPANY
Net investment income:	BANK	FINANCE	LEASE	ELIMINATIONS	CONSOLIDATED
Interest income	$76,985	$135,436	$107	$(6,053)	$206,475
Fee income	1,800	3,376	—	—	5,176

Total interest and fee income	78,785	138,812	107	(6,053)	211,651
Operating lease income	—	—	8,425	—	8,425

Total investment income	78,785	138,812	8,532	(6,053)	220,076
Interest expense	23,602	78,729	5,722	(4,051)	104,002

Net investment income	55,183	60,083	2,810	(2,002)	116,074
Provision for loan losses	48,451	172,934	—	—	221,385

Net investment income (loss) after provision for loan losses	6,732	(112,851)	2,810	(2,002)	(105,311)

Compensation and benefits	11,410	17,345	584	—	29,339
Depreciation of direct real estate investments	—	—	2,540	—	2,540
Professional fees	575	14,411	226	—	15,212
Other operating expenses	13,380	16,880	1,555	(11,953)	19,862

Total operating expenses	25,365	48,636	4,905	(11,953)	66,953

Total other income (expense)	7,409	(5,830)	(1,104)	(11,615)	(11,140)

Net loss from continuing operations before income taxes	(11,224)	(167,317)	(3,199)	(1,664)	(183,404)
Income tax expense (benefit)	3,925	93,807	(643)	—	97,089

Net loss from continuing operations	(15,149)	(261,124)	(2,556)	(1,664)	(280,493)
Net income from discontinued operations, net of taxes	—	—	6,257	—	6,257

Net (loss) income	(15,149)	(261,124)	3,701	(1,664)	(274,236)
Net income attributable to noncontrolling interests	—	10	—	—	10

Net (loss) income attributable to CapitalSource Inc	$(15,149)	$(261,134)	$3,701	$(1,664)	$(274,246)

CapitalSource Inc.
Segment Data
(Unaudited)
($ in thousands)

	Year Ended December 31, 2009
		OTHER
	CAPITALSOURCE	COMMERCIAL	HEALTHCARE	INTERCOMPANY
Net investment income:	BANK	FINANCE	NET LEASE	ELIMINATIONS	CONSOLIDATED
Interest income	$307,653	$573,543	$450	$(19,060)	$862,586
Fee income	6,462	16,422	—	—	22,884

Total interest and fee income	314,115	589,965	450	(19,060)	885,470
Operating lease income	—	—	33,985	—	33,985

Total investment income	314,115	589,965	34,435	(19,060)	919,455
Interest expense	111,993	318,662	20,109	(13,051)	437,713

Net investment income	202,122	271,303	14,326	(6,009)	481,742
Provision for loan losses	213,381	632,605	—	—	845,986

Net investment (loss) income after provision for loan losses	(11,259)	(361,302)	14,326	(6,009)	(364,244)

Compensation and benefits	44,516	93,066	2,025	—	139,607
Depreciation of direct real estate investments	—	—	10,160	—	10,160
Professional fees	2,518	54,414	140	—	57,072
Other operating expenses	53,440	65,562	6,689	(44,662)	81,029

Total operating expenses	100,474	213,042	19,014	(44,662)	287,868

Total other income (expense)	34,806	(91,080)	(2,136)	(47,475)	(105,885)

Net loss from continuing operations before income taxes	(76,927)	(665,424)	(6,824)	(8,822)	(757,997)
Income tax (benefit) expense	(6,228)	143,800	(1,258)	—	136,314

Net loss from continuing operations	(70,699)	(809,224)	(5,566)	(8,822)	(894,311)
Net income from discontinued operations, net of taxes	—	—	33,335	—	33,335
Net loss from sale of discontinued operations, net of taxes	—	—	(8,071)	—	(8,071)

Net (loss) income	(70,699)	(809,224)	19,698	(8,822)	(869,047)
Net loss attributable to noncontrolling interests	—	(28)	—	—	(28)

Net (loss) income attributable to CapitalSource Inc	$(70,699)	$(809,196)	$19,698	$(8,822)	$(869,019)

	Year Ended December 31, 2008
		OTHER
	CAPITALSOURCE	COMMERCIAL	HEALTHCARE	INTERCOMPANY
Net investment income:	BANK	FINANCE	NET LEASE	ELIMINATIONS	CONSOLIDATED
Interest income	$146,542	$1,059,514	$1,055	$(7,582)	$1,199,529
Fee income	1,562	31,190	347	—	33,099

Total interest and fee income	148,104	1,090,704	1,402	(7,582)	1,232,628
Operating lease income	—	—	31,896	—	31,896

Total investment income	148,104	1,090,704	33,298	(7,582)	1,264,524
Interest expense	76,246	591,645	37,546	(12,080)	693,357

Net investment income	71,858	499,059	(4,248)	4,498	571,167
Provision for loan losses	55,600	537,446	—	—	593,046

Net investment income (loss) after provision for loan losses	16,258	(38,387)	(4,248)	4,498	(21,879)

Compensation and benefits	20,010	121,219	2,172	—	143,401
Depreciation of direct real estate investments	—	—	10,110	—	10,110
Professional fees	2,624	49,429	525	—	52,578
Other operating expenses	20,653	53,049	8,503	(23,258)	58,947

Total operating expenses	43,287	223,697	21,310	(23,258)	265,036

Total other income (expense)	12,451	(138,174)	41	(38,077)	(163,759)

Net loss from continuing operations before income taxes	(14,578)	(400,258)	(25,517)	(10,321)	(450,674)
Income tax benefit	(6,089)	(183,146)	(1,348)	—	(190,583)

Net loss from continuing operations	(8,489)	(217,112)	(24,169)	(10,321)	(260,091)
Net income from discontinued operations, net of taxes	—	—	41,310	—	41,310
Net income from sale of discontinued operations, net of taxes	—	—	104	—	104

Net (loss) income	(8,489)	(217,112)	17,245	(10,321)	(218,677)
Net (loss) income attributable to noncontrolling interests	—	(706)	2,132	—	1,426

Net (loss) income attributable to CapitalSource Inc	$(8,489)	$(216,406)	$15,113	$(10,321)	$(220,103)

CapitalSource Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008

CapitalSource Bank Segment:

Performance ratios:
Return on average assets	1.08%	(1.07%)	(1.19%)	(1.23%)	(0.32%)
Return on average equity	6.99%	(6.89%)	(7.69%)	(7.86%)	(2.09%)
Yield on average interest earning assets	6.04%	5.62%	5.46%	5.54%	5.70%
Cost of funds	1.67%	2.01%	3.49%	2.36%	3.45%
Net finance margin	4.66%	3.94%	2.51%	3.56%	2.76%
Operating expenses as a percentage of average total assets	1.77%	1.79%	1.58%	1.75%	1.62%
Core lending spread	7.44%	7.13%	4.51%	7.05%	4.40%
Loan yield	7.68%	7.40%	6.70%	7.38%	7.07%

Capital ratios:
Tier 1 leverage	12.80%	12.52%	13.38%	12.80%	13.38%
Total risk-based capital	17.47%	16.75%	17.44%	17.47%	17.44%
Tangible common equity to tangible assets	12.63%	12.71%	12.45%	12.63%	12.45%

Average balances ($ in thousands):
Average loans	$3,051,946	$2,906,688	$2,610,303	$2,924,673	$1,071,601
Average assets	5,629,210	5,614,879	6,056,465	5,732,960	2,665,672
Average interest earning assets	5,589,080	5,557,381	5,923,848	5,672,675	2,600,219
Average deposits	4,413,805	4,459,800	5,006,314	4,604,887	2,207,209
Average borrowings	201,967	200,011	N/A	133,227	N/A
Average equity	873,916	872,325	940,338	899,320	406,944

Other Commercial Finance Segment:

Performance ratios:
Return on average assets	(13.14%)	(12.28%)	(9.51%)	(9.23%)	(1.53%)
Return on average equity	(90.02%)	(78.47%)	(61.19%)	(60.21%)	(10.06%)
Yield on average interest earning assets	6.73%	6.90%	7.58%	7.23%	8.12%
Cost of funds	4.78%	4.57%	4.89%	4.46%	5.07%
Net finance margin	2.70%	2.99%	3.31%	3.32%	3.71%
Operating expenses as a percentage of average total assets	3.05%	2.29%	2.23%	2.43%	1.58%
Core lending spread	7.13%	7.47%	7.18%	7.67%	7.13%
Loan yield	7.37%	7.74%	9.37%	8.00%	9.80%

Leverage ratios:
Total debt to equity (as of period end)	3.57x	5.45x	6.20x	3.57x	6.20x
Equity to total assets (as of period end)	20.81%	15.06%	13.30%	20.81%	13.30%

Average balances ($ in thousands):
Average loans	$5,569,045	$5,943,007	$7,045,709	$6,104,150	$8,581,928
Average assets	7,510,840	8,437,236	11,890,601	8,767,889	14,119,497
Average interest earning assets	7,234,367	7,981,177	11,229,656	8,162,038	13,440,001
Average borrowings	6,098,344	6,841,000	9,797,512	7,137,868	11,659,636
Average equity	1,095,952	1,320,307	1,848,025	1,343,876	2,152,028

CapitalSource Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008

Healthcare Net Lease Segment:

Performance ratios:
Return on average assets	(6.15%)	(4.26%)	(8.04%)	(2.05%)	(7.44%)
Yield on average income earning assets	12.81%	9.52%	8.89%	10.14%	8.45%
Cost of funds	5.29%	5.53%	7.27%	4.95%	7.24%
Operating expenses as a percentage of average total assets	6.39%	5.71%	7.40%	5.70%	5.74%
Operating expenses (excluding direct real estate depreciation) as a percentage of average total assets	2.71%	2.75%	4.59%	2.65%	3.01%

Average balances ($ in thousands):
Average assets	$273,665	$340,850	$358,979	$333,672	$371,518
Average interest earning assets	31,984	18,739	19,065	20,864	24,702
Average income earning assets	263,963	351,030	377,976	335,031	377,606
Average borrowings	436,667	410,469	511,012	406,644	518,759

Consolidated CapitalSource Inc.:

Performance ratios:
Return on average assets	(7.30%)	(7.87%)	(6.86%)	(6.13%)	(1.54%)
Return on average equity	(52.09%)	(52.71%)	(47.68%)	(41.35%)	(10.95%)
Yield on average interest earning assets	6.24%	6.19%	6.89%	6.39%	7.67%
Cost of funds	3.42%	3.51%	4.56%	3.61%	4.90%
Net finance margin	3.51%	3.31%	3.00%	3.39%	3.47%
Operating expenses as a percentage of average total assets	2.37%	1.88%	1.87%	1.97%	1.57%
Operating expenses (excluding direct real estate depreciation) as a percentage of average total assets	2.29%	1.81%	1.81%	1.90%	1.51%

Leverage ratios:
Total debt and deposits to equity (as of period end)	4.40x	6.03x	6.56x	4.50x	6.56x
Equity to total assets (as of period end)	17.90%	13.95%	12.83%	17.90%	12.83%
Tangible common equity to tangible assets	16.55%	15.94%	14.49%	16.55%	14.49%

Average balances ($ in thousands):
Average loans	$8,620,992	$8,849,696	$9,662,215	$9,028,580	$9,655,117
Average assets	13,156,717	14,144,972	18,041,403	14,585,513	16,898,427
Average interest earning assets	12,855,432	13,557,298	17,178,771	13,855,334	16,066,509
Average income earning assets	13,119,395	13,908,328	17,556,748	14,190,365	16,444,116
Average borrowings	6,554,886	7,285,940	10,164,806	7,520,155	11,957,169
Average deposits	4,413,805	4,459,800	5,006,314	4,604,887	2,207,209
Average equity	1,844,746	2,111,328	2,595,770	2,162,823	2,375,048

CapitalSource Inc.
Credit Quality Data
(Unaudited)

	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007
Loans 30-89 days contractually delinquent:
As a % of total commercial lending assets(1)	3.12%	1.40%	1.19%	1.21%	2.76%	0.39%	0.74%	1.11%	0.85%

Loans 90 or more days contractually delinquent:
As a % of total commercial lending assets	4.80%	4.21%	4.17%	2.80%	1.30%	1.72%	1.17%	0.59%	0.60%

Loans on non-accrual (2) :
As a % of total commercial lending assets	12.06%	10.58%	8.95%	5.90%	4.05%	2.39%	2.20%	1.78%	1.74%

Impaired loans(3) :
As a % of total commercial lending assets	14.12%	13.92%	12.16%	8.25%	6.38%	6.36%	5.40%	4.04%	3.25%

Allowance for loan losses:
As a % of total commercial lending assets	6.63%	5.51%	4.53%	4.27%	3.91%	1.48%	1.50%	1.40%	1.42%

Net charge offs (last twelve months):
As a % of total average commercial lending assets	6.63%	6.17%	5.40%	3.95%	2.89%	1.22%	0.66%	0.57%	0.64%

(1)	Includes loans held for investments, loans held for sale, and commercial real estate “A” participation interest.

(2)	Includes loans with an aggregate principal balance of $356.6 million, $359.6 million, $295.3 million, $115.2 million, $110.3 million, $96.3 million, $58.3 million, $47.2 million, and $55.5 million as of December 31, 2009, September 30, 2009, June 30, 2009, March 31, 2009, December 31, 2008, September 30, 2008, June 30, 2008, March 31, 2008, and December 31, 2007, respectively, that were also classified as loans 90 or more days contractually delinquent. Also includes non-performing loans held for sale that had an aggregate principal balance of $2.4 million, $25.1 million, $13.8 million, $14.0 million, $14.5 million, $14.5 million, and $14.9 million as of December 31, 2009, September 30, 2009, June 30, 2009, March 31, 2009, December 31, 2008, September 30, 2008, and June 30, 2008, respectively. As of March 31, 2008 and December 31, 2007 there were no non-performing loans classified as held for sale.

(3)	Includes loans with an aggregate principal balance of $422.7 million, $366.1 million, $390.3 million, $179.3 million, $128.9 million, $163.8 million, $81.7 million, $47.2 million, and $55.5 million as of December 31, 2009, September 30, 2009, June 30, 2009, March 31, 2009, December 31, 2008, September 30, 2008, June 30, 2008, March 31, 2008, and December 31, 2007, respectively, that were also classified as loans 90 or more days contractually delinquent, and loans with an aggregate principal balance of $1,065.1 million, $968.5 million, $870.6 million, $601.1 million, $423.4 million, $249.4 million, $192.4 million, $174.5 million, $170.5 million as of December 31, 2009, September 30, 2009, June 30, 2009, March 31, 2009, December 31, 2008, September 30, 2008, June 30, 2008, March 31, 2008, and December 31, 2007, respectively, that were also classified as loans on non-accrual status.